Exhibit (a)(1)(M)

E-mail Regarding Amended Offer to Exchange and Election and Withdrawal Form

To:	Eligible Optionholders

Date:	April 6, 2012

Subject:	Cynosure Offer to Exchange Certain Outstanding Stock Options for New Stock Options

On April 6, 2012, Cynosure, Inc. amended its Offer to Exchange Certain Outstanding Stock Options for New Stock Options to, among other things:

•	clarify that our directors and executive officers are not eligible to participate in the exchange offer; and

•

extend the expiration of the exchange offer from 11:59 p.m., Eastern Time on April 9, 2012 to 11:59 p.m., Eastern Time, on April 13, 2012, to provide you with additional time to decide whether it is appropriate for you to participate in the exchange offer.

If you have already surrendered your stock options for exchange, no further action is necessary to participate in the exchange offer, however, you should note that you have until 11:59 p.m. on April 13, 2012 to withdraw your stock options surrendered for exchange. If you have not already surrendered your stock options for exchange, you may take advantage of the exchange offer if you are an eligible optionholder and you hold eligible stock options. These terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated March 12, 2012, as amended on March 23, 2012, April 4, 2012 and April 6, 2012, a copy of which is attached to this e-mail. Also attached to this e-mail is the Election and Withdrawal Form, as amended on March 23, 2012 and April 6, 2012.

Please carefully read all of the documents included in this e-mail. In order to participate in the exchange offer, you must meet the criteria and follow the instructions as set forth in the attached documents. You will have until 11:59 p.m., Eastern Time, on the expiration date (currently expected to be April 13, 2012) to make an election by completing and submitting an Election and Withdrawal Form, or change any previous elections that you have made by completing and submitting a new Election and Withdrawal Form, in either case by facsimile or e-mail (via PDF or similar imaged document file) to Christopher Geberth, Cynosure, Inc., Fax: 978-256-0469, E-mail: OptionExchange@cynosure.com.

If you have, have questions regarding the exchange offer or have requests for assistance, please contact Christopher Geberth at (978) 256-4200, or by e-mail at OptionExchange@cynosure.com.

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